Exhibit 99.1

EnergySolutions Announces Fourth Quarter and Fiscal Year End 2011 Results

SALT LAKE CITY, UT — (MARKET WIRE) — March 14, 2012 — EnergySolutions, Inc. (NYSE: ES - the “Company”), a leading provider of specialized, technology-based nuclear services to government and commercial customers, announced financial results for the Company’s fourth quarter and fiscal year ended December 31, 2011.

Fiscal Year 2011 Summary

•                  Revenue of $1,815.5 million

•                  Net loss attributable to EnergySolutions of $196.2 million, or $2.21 per share, including the effect of year-end goodwill impairment, asset retirement obligation (ARO), and deferred tax asset accounting adjustments

•                  Net income attributable to EnergySolutions of $102.2 million, or $1.15 per share, before impact of year-end goodwill impairment, ARO, and deferred tax asset accounting adjustments

•                  Adjusted EBITDA of $146.7 million

Fourth Quarter 2011 Summary

•                  Revenue of $468.5 million

•                  Net loss attributable to EnergySolutions of $202.8 million, or $2.28 per share, including the effect of year-end goodwill impairment, ARO, and deferred tax asset accounting adjustments

•                  Net income attributable to EnergySolutions of $95.6 million, or $1.08 per share, before impact of the year-end goodwill impairment, ARO, and deferred tax asset accounting adjustments

•                  Adjusted EBITDA of $44.2 million

Fiscal Year 2011 Results

Revenue for fiscal year 2011 increased to $1,815.5 million, compared with $1,752.0 million for fiscal year 2010. Gross profit for the year totaled $79.7 million and included a $94.9 million ARO charge related to the schedule and cost update on the Zion decommissioning project, compared to gross profit of $199.2 million for fiscal year 2010. After removing the effects of the Zion ARO charge, adjusted gross profit for 2011 was $206.9 million compared to $212.2 million for 2010. Selling, general and administrative expenses decreased $0.8 million to $132.4 million in 2011 compared to $133.2 million in 2010, as a result of ongoing cost reduction efforts. The Company reported an operating loss in 2011 of $215.6 million primarily as a result of the non-cash effect of a goodwill impairment charge, and the Zion ARO accounting adjustment, compared to operating income of $44.1 million for 2010. Adjusted income from operations was $85.6 million in 2011 compared to $87.3 million for 2010.

The Company’s results for fiscal year 2011 included a non-cash, goodwill impairment charge of $174.0 million or $1.96 per share. The goodwill impairment charge resulted from a decline in the market value of the Company’s stock price during the third and fourth quarters of 2011. As a result of the goodwill impairment charge, we also recorded a valuation allowance of $29.5 million against certain deferred U.S. tax assets. These non-cash accounting adjustments had no effect on the Company’s business operations, cash position, operating cash flow, or debt covenants.

Net loss attributable to EnergySolutions for 2011 was $196.2 million, or $2.21 per share, compared to a net loss of $22.0 million, or $0.25 per share, for 2010. Excluding the goodwill impairment, ARO charge, and deferred tax asset valuation allowance, net income would have been $102.2 million, or $1.15 earnings per share, for 2011.

EBITDA and Adjusted EBITDA for 2011 were $62.5 million and $146.7 million, respectively, compared to $158.3 million and $147.7 million, respectively, for 2010.

Fourth Quarter 2011 Results

Revenue for the fourth quarter of 2011 increased to $468.5 million, compared with $450.2 million recorded in the fourth quarter of 2010.  The Company reported a gross profit of $59.9 million for the fourth quarter of 2010, compared with a loss for the fourth quarter of 2011 of $39.4 million, which included the $94.9 million ARO charge discussed above.  After removing the effect of the ARO charge, adjusted gross profit for the fourth quarter of 2011 would have been $63.9 million, compared with $72.2 million for the fourth quarter of 2010. Selling, general and administrative expenses increased to $36.2 million, from $33.1 million in the fourth quarter of 2010, primarily as a result of approximately $7 million of additional bid and proposal costs and bonus compensation expenses recognized in the quarter, which were partially offset by ongoing cost reduction efforts. The Company reported a loss from operations for the quarter ended December 31, 2011 of $248.5 million, compared to operating income of $29.8 million for the same quarter last year. Adjusted income from operations for the fourth quarter of 2011 was $28.7 million, compared with an adjusted income from operations of $42.1 million for the fourth quarter of 2010.

The ARO accounting adjustment arising from the schedule and cost update of the Company’s Zion decommissioning project represents an increase in projected future costs associated with the project and an acceleration of accretion for work that was or will be completed earlier than originally projected.  However, earnings from the nuclear decommissioning trust fund (NDT) have exceeded what was originally projected, and while past results are not an indication of future earnings, NDT earnings are expected to be greater over the life of the project than what was originally budgeted.  Based upon current projections of expected costs and earnings assumed over the remaining life of the project, the project’s profit margin is currently estimated to range from 10% to 15%. See “Cautionary Statement Regarding Forward-Looking Statements” below.

Net loss attributable to EnergySolutions for the fourth quarter of 2011 was $202.8 million, or $2.28 per share, compared with a net income attributable to EnergySolutions of $6.3 million, or $0.07 per share, for the fourth quarter of 2010.  The Company’s quarterly results also included a $174.0 million non-cash, goodwill impairment and a $29.5 million deferred tax asset valuation allowance as described above. Excluding the goodwill impairment, ARO charge, and the deferred tax asset valuation allowance, net income attributable to EnergySolutions would have been $95.6 million, or $1.08 per share, for the fourth quarter of 2011.

EBITDA and Adjusted EBITDA for the fourth quarter of 2011 were a loss of $39.1 million and earnings of $44.2 million, respectively, compared with earnings of $46.5 million and $56.2 million, respectively, for the fourth quarter of 2010.

Reconciliations of GAAP to non-GAAP financial measures are provided in the attached Table 4.

Business Segments — Fourth Quarter 2011

The results of the Company’s two business groups are presented in Table 5 in the accompanying financial tables.

Global Commercial Group

Global Commercial Group revenue for the fourth quarter of 2011 totaled $411.6 million, compared with $369.9 million in the fourth quarter of 2010.  The $41.7 million increase in revenue was due primarily to growth from Commercial Services and from International activities as discussed below.

Global Commercial Group reported a loss from operations in the fourth quarter of 2011 of $59.7 million, primarily as a result of the Zion ARO charge, compared with income from operations of $41.4 million for the fourth quarter of 2010.

Commercial Services

Revenue from Commercial Services operations in our Global Commercial Group for the fourth quarter of 2011 totaled $59.3 million, compared with $36.8 million for the fourth quarter of 2010.  The increase in revenue was due primarily to the rapid ramp-up of activity at the Zion project, which was partially offset by decreased revenue from engineering projects completed last year without any corresponding revenue this year.

Gross profit for Commercial Services in the fourth quarter of 2011 consisted of a loss of $86.0 million due primarily to the $94.9 million Zion ARO accounting charge, compared with a loss of $3.1 million in the fourth quarter of 2010.  The reported losses also included $8.4 million and $7.6 million of accretion expense, respectively, related primarily to the Zion ARO liability in the fourth quarters of 2011 and 2010, respectively. After removing the effects of the ARO charge and accretion expense, adjusted gross margin was 29.1% for the fourth quarter of 2011, compared to 25.0% for the same quarter of 2010.

Logistics, Processing and Disposal

Revenue from the Logistics, Processing and Disposal (LP&D) operations in our Global Commercial Group for the fourth quarter of 2011 totaled $65.7 million, compared to $76.9 million recorded in the fourth quarter of 2010.  The decrease in revenue was due primarily to the roll-off of stimulus funding received in 2010, that did not continue in 2011, and to the completion of certain large government projects in early 2011.

Gross profit for the fourth quarter of 2011 totaled $22.2 million, compared with $32.4 million for the fourth quarter of 2010.  Gross margin declined to 33.8% for the fourth quarter of 2011, compared with 42.1% for the fourth quarter of 2010.  The decrease in gross margin was attributable primarily to decreased absorption of fixed costs at our facilities on a lower revenue base, as well as to increased labor and fuel costs.

International

Revenue from the International operations in our Global Commercial Group for the fourth quarter of 2011 totaled $286.7 million, compared to $256.2 million recorded for the fourth quarter of 2010.  The $30.5 million increase in revenue was due primarily to the acceleration of decommissioning activities under our Magnox contract in the U.K. and to increased design and construction activities in our operations in Asia. Gross profit for the fourth quarter of 2011 totaled $16.0 million, compared with $22.8 million for the fourth quarter of 2010.  Gross margin declined to 5.6% for the fourth quarter of 2011, compared with 8.9% for the fourth quarter of 2010, due primarily as a result of a one-time incentive fee earned last year for extending the operating life of one of the nuclear power plants under the Magnox contract.   Foreign currency fluctuations reduced revenue and cost of revenue by $1.4 million and $1.3 million, respectively, during the quarter.

Government Group

Government Group revenue for the fourth quarter of 2011 totaled $56.9 million, compared with $80.2 million in the fourth quarter of 2010.  The decrease in revenue was due primarily to the completion of our uranium disposition services project and the Portsmouth gas diffusion plant remediation project in March 2011, as well as to decreased funding received during the fourth quarter of 2011 from the American Recovery and Reinvestment Act for projects including our Atlas mill tailings clean-up project in Moab, Utah.

Income from operations for the Government Group in the fourth quarter of 2011 totaled $5.5 million, compared with $3.5 million for the fourth quarter of 2010.  Operating margins increased to 9.7% for the fourth quarter of

2011, compared to 4.4% for the fourth quarter of 2010 due primarily to reduced overhead costs associated with the ETTP project bid in 2010 that did not continue into 2011, and to ongoing selling, general and administrative cost reduction efforts in 2011.

Equity in income from unconsolidated joint ventures totaled $1.1 million for the fourth quarter of 2011, compared with $3.0 million for the fourth quarter of 2010.  The decrease was due primarily to a timing difference in recognition of income related to our Hanford tank operating contract.

Outlook

“Last year was an important base-building year that put us on the pathway to stronger growth opportunities in 2012 and beyond.  With new contract wins in Canada, Japan and here in the U.S., together with promising opportunities in Germany, we are well positioned to continue moving our Company forward,” said Val Christensen, President and Chief Executive Officer.  “Based on this positive outlook, we are providing 2012 Adjusted EBITDA guidance in the range of $155 million to $165 million.”

Cautionary Statement Regarding Forward-Looking Statements

Statements in this earnings release regarding future financial and operating results and any other statements about the Company’s future expectations, estimates, projections, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding findings of the Zion schedule and cost update, projected Zion project costs, future NDT fund and investment earnings performance, estimated profit margin of the Zion project, the Company’s outlook for 2012 and guidance for 2012 Adjusted EBITDA.  These forward-looking statements are based upon current assumptions and are subject to various risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated or anticipated by such forward-looking statements, including, but not limited to: (a) the future potential for additional cost increases related to the Zion project, (b) the adverse impact of current or future financial conditions on the value of NDT funds and future investment earnings performance, (c) uncertainty regarding our assumptions related to the Zion project estimated profit margin, including a projected 6% annual rate of return for NDT fund investment earnings over the remaining life of the project, (d) uncertain and weak economic, market and other conditions domestically and internationally, including decreased credit availability for our customers and the decisions of individual customers to retain cash and reduce credit market exposure, (e) decreased tax revenue combined with increased demands on government funding allocations reducing funds available for existing or proposed government projects that we have been awarded or on which we would bid, (f) current regulatory initiatives, that could negatively impact our market opportunities, including regulatory initiatives to limit the importation of nuclear waste into the U.S. and the disposal and storage of depleted uranium, (g) uncertainty regarding the pound sterling currency translation impact on our business, (h) adverse public reaction that could lead to increased regulation or limitations on our activities, (i) uncertainty regarding the impact on our business of increased regulatory scrutiny of the nuclear waste industry in the U.S. and internationally, (j) decisions by our customers to reduce, delay or halt their spending on nuclear services, (k) decisions by our commercial customers to store radioactive materials on-site rather than dispose of radioactive materials at one of our facilities, and (l) continued competitive pressures in our markets. Additional information on potential factors that could affect our results and other risks and uncertainties are set forth in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2010, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to be filed on or about the day of this release.  We do not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call Details

The EnergySolutions 2011 fourth quarter teleconference and webcast are scheduled to begin at 10:00 a.m. ET, on Wednesday, March 14, 2012.

Hosting the call will be Val Christensen, President and Chief Executive Officer, and William Benz, Chief Financial Officer.

To participate in the event by telephone, please dial (877)-251-1860 five to ten minutes prior to the start time (to allow time for registration) and reference the conference pass-code 58782966. International callers should dial (253)-237-1173 and enter the same pass-code.

A replay of the call will be available for one week beginning on Friday, March 16. To access the replay, dial (855)-859-2056 and enter pass-code 58782966. International callers should dial (404)-537-3406 and enter the same pass-code.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the company’s web site at www.ir.energysolutions.com by clicking on the “investor relations” tab at the top of the home page. An audio replay of the event will be archived on EnergySolutions’ web site for 90 days.

About EnergySolutions, Inc.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

For more information, please contact:

Richard Putnam

EnergySolutions, Inc.

(801) 649-2000

rrputnam@energysolutions.com

-Financial Tables to follow-

Table 1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenue	$468,547	$450,157	$1,815,514	$1,752,042
Cost of revenue	(507,913)	(390,265)	(1,735,826)	(1,552,866)

Gross profit (loss)	(39,366)	59,892	79,688	199,176

Selling, general and administrative expenses	(36,228)	(33,097)	(132,386)	(133,184)
Impairment of goodwill	(174,000)	—	(174,000)	(35,000)
Equity in income of unconsolidated joint ventures	1,108	2,955	11,103	13,120

Income (loss) from operations	(248,486)	29,750	(215,595)	44,112

Interest expense	(18,564)	(19,114)	(73,414)	(71,487)
Other income, net	23,137	5,716	58,215	36,659

Income (loss) before income taxes and noncontrolling interests	(243,913)	16,352	(230,794)	9,284

Income tax benefit (expense)	41,659	(9,127)	37,145	(29,204)

Net income (loss)	(202,254)	7,225	(193,649)	(19,920)

Less: Net income attributable to noncontrolling interests	(512)	(893)	(2,532)	(2,081)

Net income (loss) attributable to EnergySolutions	$(202,766)	$6,332	$(196,181)	$(22,001)

Net income (loss) attributable to EnergySolutions per share:
Basic	$(2.28)	$0.07	$(2.21)	$(0.25)
Diluted	$(2.28)	$0.07	$(2.21)	$(0.25)

Number of shares used in per share calculations:
Basic	88,948,098	88,696,712	88,818,971	88,537,844
Diluted	88,948,098	88,696,712	88,818,971	88,537,844

Table 2

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$77,213	$60,192
Accounts receivable, net of allowance for doubtful accounts	302,203	294,972
Nuclear decommissioning trust fund investments	174,270	110,328
Other current assets	281,822	220,116
Total current assets	835,508	685,608

Property, plant & equipment, net	131,460	122,649
Goodwill	306,358	480,398
Other intangible assets,net	260,879	283,500
Nuclear decommissioning trust fund investments	523,326	694,754
Restricted cash and decontamination and decommissioning deposits	332,918	338,408
Deferred Costs	465,577	650,270
Other noncurrent assets	164,758	169,912

Total assets	$3,020,784	$3,425,499

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$5,600
Accounts payable	140,951	101,229
Accrued expenses and other current liabilities	216,698	197,034
Facility and equipment decontamination and decommissioning liabilities	160,520	110,328
Unearned revenue, current portion	173,112	117,802
Total current liabilities	691,281	531,993

Long-term debt, less current portion	812,734	834,560
Facility and equipment decontamination and decommissioning liabilities	603,381	711,419
Unearned revenue	469,497	654,643
Other noncurrent liabilities	158,634	214,346

Total liabilities	2,735,527	2,946,961

EnergySolutions stockholders’ equity	284,546	475,636
Noncontrolling interests	711	2,902

Total stockholders’ equity	285,257	478,538

Total liabilities and stockholders’ equity	$3,020,784	$3,425,499

Table 3

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	Year Ended December 31,
	2011	2010

Cash Provided by Operating Activities	$80,391	$94,999

Investing Activities
Purchases of property, plant and equipment	(28,585)	(17,034)
Purchase and sale of investments in nuclear decommissioning trust fund	4,496	55
Acquisition of noncontrolling interest in subsidiaries	(2,486)	—
Purchases of intangible assets	(610)	(1,184)
Proceeds from sale of property, plant and equipment	236	215
Cash Used in Investing Activities	(26,949)	(17,948)

Financing Activities
Repayments of long-term debt	(30,200)	(2,800)
Net borrowings under revolving credit facility	—	(5,000)
Dividends to stockholders	—	(6,638)
Other items	(4,958)	(18,620)
Cash Used in Financing Activities	(35,158)	(33,058)

Effect of Exchange Rate on Cash	(1,263)	286

Increase in Cash and Cash Equivalents	$17,021	$44,279

Amortization of Intangible Assets	$26,032	$25,686
Depreciation	$22,343	$20,534

Table 4

ENERGYSOLUTIONS, INC.

GAAP to Non-GAAP Reconciliation

(dollars in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Reconciliation of net income (loss) attributable to EnergySolutions to EBITDA:
Net income (loss) attributable to EnergySolutions	$(202,766)	$6,332	$(196,181)	$(22,001)
Interest expense	18,564	19,114	73,414	71,487
Interest rate swap loss (gain)	—	(545)	—	(1,636)
Income tax expense (benefit)	(41,659)	9,127	(37,145)	29,204
Depreciation expense	6,353	6,008	22,343	20,534
Impairment of goodwill	174,000	—	174,000	35,000
Amortization of intangible assets	6,406	6,459	26,032	25,686
EBITDA	$(39,102)	$46,495	$62,463	$158,274

Accretion expense	8,375	7,565	32,319	8,226
ARO estimate adjustments	94,860	4,785	94,860	4,785
Nuclear decommissioning trust fund earnings, net	(21,652)	(4,960)	(52,965)	(33,913)
Equity-based compensation	1,733	2,276	9,975	10,308
Adjusted EBITDA	$44,214	$56,161	$146,652	$147,680

Reconciliation of gross profit to adjusted gross profit and to adjusted income from operations
Gross profit (loss)	(39,366)	59,892	79,688	199,176
Accretion and ARO estimate adjustments	103,235	12,350	127,179	13,011
Adjusted gross profit	$63,869	$72,242	$206,867	$212,187

Operating expenses	(35,120)	(30,142)	(121,283)	(120,064)
Adjusted income from operations	$28,749	$42,100	$85,584	$92,123
Interest expense	(18,564)	(19,114)	(73,414)	(71,487)
Other income	23,137	5,716	58,215	36,659
Impairment of goodwill	(174,000)	—	(174,000)	(35,000)
Accretion and ARO estimate adjustments	103,235	(12,350)	127,179	(13,011)
Income (loss) before income taxes and noncontrolling interests	$(37,443)	$16,352	$23,564	$9,284

Reconciliation of net income (loss) attributable to EnergySolutions to net income (loss) attributable to EnergySolutions before the impact of amortization of intangible assets:
Net income (loss) attributable to EnergySolutions	$(202,766)	$6,332	$(196,181)	$(22,001)
Amortization of intangible assets	6,406	6,459	26,032	25,686
Income tax expense related to amortization of intangible assets (1)	(2,242)	(1,354)	(9,111)	(4,499)
Net income (loss) attributable to EnergySolutions before the impact of amortization of intangible assets	$(198,602)	$11,437	$(179,260)	$(814)

Net income (loss) attributable to EnergySolutions before the impact of amortization of intangible assets per share:
Basic	$(2.23)	$0.13	$(2.02)	$(0.01)
Diluted	$(2.23)	$0.13	$(2.02)	$(0.01)

Number of shares used in per share calculations:
Basic	88,948,098	88,696,712	88,818,971	88,537,844
Diluted	88,948,098	88,696,712	88,818,971	88,537,844

(1) 2011 figure calculated using an assumed 35% tax rate

The Company defines EBITDA as net income (loss) attributable to EnergySolutions plus interest expense (including the effects of interest rate derivative agreements), income taxes, depreciation, impairment charges and amortization.  The Company defines Adjusted EBITDA as EBITDA plus non-cash equity compensation expense and, non-cash accretion expense, plus or minus nuclear decommissioning trust fund gains or losses net of management fees. Beginning in 2011, we have included the changes in ARO cost estimates for the Zion Project as an adjustment to EBITDA to remove certain effects of ARO accounting from this measure. We have also included the corresponding Zion project ARO cost estimate changes for 2010 for presentation purposes. The Company uses EBITDA and Adjusted EBITDA as key indicators of its operating performance and for planning and forecasting future business operations. EBITDA and Adjusted EBITDA, as presented in this release, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measures of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.

The Company’s measurement of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. The Company has included information concerning EBITDA and Adjusted EBITDA in this release because they are used by management to measure operating performance and because the Company believes that such information is often used by certain investors as measures of a company’s historical performance and for modeling.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and investors should not consider them in isolation, or as a substitute for analysis of the Company’s operating results or cash flows as reported under GAAP. Some of these limitations are:

•                  They do not reflect the Company’s cash flows, cash expenditures, or future requirements for capital expenditures or contractual commitments;

•                  They do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•                  They do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•                  Although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•                  They are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows; and

•                  Other companies in the Company’s industry may calculate these measures differently than the Company does, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

The Company defines Adjusted Gross Profit as gross profit plus accretion expense.  The Company defines Adjusted Income from Operations as Adjusted Gross Profit less operating expenses.  The Company uses Adjusted Gross Profit and Adjusted Income from Operations as indicators of its operating performance and for planning and forecasting future business operations.  Adjusted Gross Profit and Adjusted Income from Operations, as presented in this release, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. They are not measures of the Company’s financial performance under GAAP and should not be considered as alternatives to gross profit or any other performance measures derived in accordance with GAAP.

The Company defines net income attributable to EnergySolutions before the impact of amortization of intangible assets as net income attributable to EnergySolutions plus amortization expense of intangible assets, net of the related income tax expense. These non-GAAP measures may be useful to investors seeking to compare the Company’s operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. These measures should not be considered as substitutes for net income attributable to EnergySolutions, as determined in accordance with GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

Table 5

ENERGYSOLUTIONS, INC.

REPORTING SEGMENT INFORMATION (UNAUDITED)

(dollars in thousands)

	For the Quarter
	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenue
Government Group	$56,933	$80,235	$242,418	$343,063
Global Commercial Group
Commercial Services	59,268	36,834	200,670	121,112
LP&D	65,650	76,892	247,084	267,372
International	286,696	256,196	1,125,342	1,020,495
Total Revenue	$468,547	$450,157	$1,815,514	$1,752,042

Gross Profit (Loss)
Government Group	$8,434	$7,915	$25,189	$32,042
Global Commercial Group
Commercial Services	(85,988)	(3,131)	(78,962)	7,706
LP&D	22,159	32,357	75,969	98,396
International Operations	16,029	22,753	57,492	61,032
Total Gross Profit (Loss)	$(39,366)	$59,894	$79,688	$199,176

Income (Loss) from Operations
Government Group	$5,508	$3,514	$11,239	$15,091
Global Commercial Group	(59,678)	41,381	4,832	127,716

Group Operating Income (Loss)	(54,170)	44,895	16,071	142,807
Corporate selling, general and administrative expenses	(21,424)	(18,101)	(68,769)	(76,815)
Impairment of goodwill	(174,000)	—	(174,000)	(35,000)
Equity in income of unconsolidated joint ventures	1,108	2,955	11,103	13,120
Total Income (Loss) from Operations	$(248,486)	$29,749	$(215,595)	$44,112

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